Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CONCERTO SOFTWARE, INC.,

ASCEND MERGER SUB, INC.

AND

ASPECT COMMUNICATIONS CORPORATION

DATED AS OF JULY 5, 2005

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE MERGER SUB		31
4.1	Organization, Standing and Power.	31
4.2	Authority; No Conflict; Required Filings and Consents.	31
4.3	Buyer Financial Statements.	33
4.4	Absence of Certain Changes or Events.	33
4.5	No Undisclosed Liabilities.	34
4.6	Information Provided.	34
4.7	Operations of the Merger Sub.	34
4.8	Litigation.	35
4.9	Financing.	35
4.10	Section 1203 of the CGCL.	35
4.11	No Further Representations and Warranties.	36
ARTICLE V CONDUCT OF BUSINESS		36
5.1	Covenants of the Company.	36
5.2	Confidentiality.	39
ARTICLE VI ADDITIONAL AGREEMENTS		40
6.1	No Solicitation.	40
6.2	Proxy Statement.	44
6.3	Nasdaq Quotation.	45
6.4	Access to Information.	45
6.5	Stockholders Meeting.	45
6.6	Legal Requirements.	46
6.7	Public Disclosure.	47
6.8	Indemnification.	48
6.9	Notification of Certain Matters.	50
6.10	Exemption from Liability Under Section 16.	50
6.11	Employee Stock Purchase Plan.	50
6.12	Employee Compensation.	50
6.13	Accrued Personal, Sick or Vacation Time.	51
6.14	Service Credit.	51
6.15	401(k) Plan.	52
6.16	Resignations.	52
6.17	Financing.	52
ARTICLE VII CONDITIONS TO MERGER		54
7.1	Conditions to Each Party’s Obligation to Effect the Merger.	54
7.2	Additional Conditions to Obligations of the Buyer and the Merger Sub.	55
7.3	Additional Conditions to Obligations of the Company.	57
ARTICLE VIII TERMINATION AND AMENDMENT		58
8.1	Termination.	58
8.2	Effect of Termination.	59
8.3	Fees and Expenses.	60
8.4	Amendment.	62

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8.5	Extension; Waiver.	62
ARTICLE IX MISCELLANEOUS		62
9.1	Nonsurvival of Representations, Warranties and Agreements.	62
9.2	Notices.	62
9.3	Entire Agreement.	64
9.4	No Third Party Beneficiaries.	64
9.5	Assignment.	64
9.6	Severability.	65
9.7	Counterparts and Signature.	65
9.8	Interpretation.	65
9.9	Governing Law.	66
9.10	Remedies.	66
9.11	Submission to Jurisdiction.	66
9.12	WAIVER OF JURY TRIAL.	67
9.13	Knowledge of the Company.	67

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TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquired Company Plan	Section 3.14(a)
Acquisition Proposal	Section 6.1(g)
Acquisition Transaction	Section 8.3(c)
Affiliate	Section 3.4(b)
Agreement	Preamble
Agreement of Merger	Section 1.1
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Bankruptcy and Equity Exception	Section 3.3(a)
Business Day	Section 1.2
Buyer	Preamble
Buyer Balance Sheet	Section 4.3
Buyer Financial Statements	Section 4.3
Buyer Material Adverse Effect	Section 4.1
Buyer Parent	Section 4.3
Buyer Subsidiary	Section 4.3
Certificate	Section 2.2(b)
CGCL	Recitals
Change in the Company Recommendation	Section 6.1(b)(iii)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(f)
Commitment Letters	Section 4.9
Company	Preamble
Company Balance Sheet	Section 3.5
Company Board	Section 3.3(a)
Company Charter Documents	Section 3.1(b)
Company Common Consideration	Section 2.1(d)
Company Common Stock	Section 2.1(b)
Company Disclosure Schedule	Article III
Company Employees	Section 3.14(a)
Company Employee Plans	Section 3.14(a)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contract	Section 3.11(a)
Company Meeting	Section 3.3(d)
Company Permits	Section 3.16
Company Recommendation	Section 6.2
Company SEC Reports	Section 3.4(a)

 i

Terms	Reference in Agreement
Company Series A Preferred Stock	Section 3.2(a)
Company Series B Merger Consideration	Section 2.1(c)
Company Series B Preferred Stock	Section 2.1(c)
Company Software	Section 3.10(c)
Company Stock Options	Section 2.3(a)(i)
Company Stock Plans	Section 2.3(a)(i)
Company Stockholder Approval	Section 3.3(a)
Company Termination Fee	Section 8.3(b)
Company Voting Proposal	Section 3.3(a)
Commitment Letters	Section 4.9
Confidentiality Agreement	Section 5.2
Continuing Employees	Section 6.12
Contract	Section 3.3(b)
Costs	Section 6.8(a)
D&O Tail	Section 6.8(c)
Debt Commitment Letter	Section 4.9
Debt Financing	Section 4.9
Deferred Compensation Plan	Section 3.14(j)
Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Employee Stock Purchase Plan	Section 3.2(a)
Environmental Law	Section 3.13(b)
Equity Commitment Letter	Section 4.9
Equity Financing	Section 4.9
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
Exchange Act	Section 3.1(a)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Expenses	Section 8.3(a)
Financing	Section 4.9
First-Lien Term Facility	Section 4.9
Foreign Benefit Plan	Section 3.14(i)
GAAP	Section 3.4(a)
Governmental Entity	Section 3.3(c)
Hazardous Substance	Section 3.13(c)
HSR Act	Section 3.3(c)
Identified Company Representation	Section 7.2(a)
Indemnified Parties	Section 6.8(a)
Insurance Cap	Section 6.8(c)
Intellectual Property	Section 3.10(a)

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Terms	Reference in Agreement
IRS	Section 3.7(b)
Leases	Section 3.8(b)
Liens	Section 3.1(c)
Merger	Recitals
Merger Consideration	Section 2.1(d)
Merger Sub	Preamble
Morgan Stanley	Section 3.19
Option Consideration	Section 2.3(b)
Outside Date	Section 8.1(b)
Owned Real Property	Section 3.8(a)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.4(b)
Required Company Shareholder Vote	Section 3.3(d)
Representatives	Section 6.1(a)
Revolving Facility	Section 4.9
Rights Agreement	Section 3.24
SEC	Section 3.1(a)
Second-Lien Facility	Section 4.9
Securities Act	Section 3.4(b)
Subsidiary	Section 3.1(a)
Subsidiary Charter Documents	Section 3.1(b)
Superior Proposal	Section 6.1(g)
Surviving Corporation	Section 1.3
Surviving Corporation Employee Plan	Section 6.14
Tax Returns	Section 3.7(a)
Taxes	Section 3.7(a)
Third Party Software	Section 3.10(c)
To the knowledge of the Company	Section 9.13
401(k) Plan	Section 6.15

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AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of July 5, 2005, by and among Concerto Software, Inc., a Delaware corporation (the “Buyer”), Ascend Merger Sub, Inc., a California corporation and a wholly owned subsidiary of the Buyer (the “Merger Sub”), and Aspect Communications Corporation, a California corporation (the “Company”).

RECITALS

     A. The Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective shareholders that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;

     B. The acquisition of the Company shall be effected through a merger (the “Merger”) of the Merger Sub with and into the Company in accordance with the terms of this Agreement and the California General Corporation Law (the “CGCL”), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

     C. Concurrently with the execution of this Agreement, and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, Vista Equity Fund II, L.P. is entering into a voting agreement with the Buyer; and

     D. The respective Boards of Directors of the Buyer, the Merger Sub and the Company deem it advisable and in the best interests of their respective shareholders to consummate the Merger on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Buyer, the Merger Sub and the Company agree as follows:

ARTICLE I
THE MERGER

     1.1 Effective Time of the Merger.

     Subject to the provisions of this Agreement, at or prior to the Closing, the Buyer and the Company shall jointly prepare and cause to be filed with the Secretary of State of California an agreement of merger (the “Agreement of Merger”) in such form as is required by, and executed by the Company, the Buyer and Merger Sub in accordance with, the relevant provisions of the CGCL and shall make all other filings or recordings required under the CGCL. The Merger shall become effective upon the filing of the Agreement of Merger with the Secretary of State of California or at such later time as is established by the Buyer and the Company and set forth in the Agreement of Merger (the “Effective Time”).

     1.2 Closing.

     The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific Time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the fifth Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Heller Ehrman LLP, 275 Middlefield Road, Menlo Park, California, unless another date, place or time is agreed to in writing by the Buyer and the Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in San Francisco, California are permitted or required by law, executive order or governmental decree to remain closed.

     1.3 Effects of the Merger.

     At the Effective Time, the separate existence of the Merger Sub shall cease and the Merger Sub shall be merged with and into the Company (the Company surviving the Merger is sometimes referred to herein as the “Surviving Corporation”). The Merger shall have the effects set forth in Sections 1107 and 1107.5 of the CGCL.

     1.4 Articles of Incorporation.

     At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety so as to conform to the Articles of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable law.

     1.5 By-laws.

     At the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety so as to conform to the By-laws of the Merger Sub, as in effect immediately prior the Effective Time, and, as so amended and restated, shall become the By-laws of the Surviving Corporation until thereafter amended as provided by applicable law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

     1.6 Directors and Officers of the Surviving Corporation.

          (a) The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

          (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II
CONVERSION OF SECURITIES

     2.1 Conversion of Capital Stock.

     As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Merger Sub:

          (a) Capital Stock of the Merger Sub. Each share of the common stock, par value $0.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) that are owned by the Company as treasury stock and any shares of Company Common Stock owned by the Buyer, the Merger Sub or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefore.

          (c) Merger Consideration for Series B Preferred Stock. Subject to Section 2.2, each share of Series B convertible preferred stock, par value $ 0.01 per share, of the Company (the “Company Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash equal to $5,155.5555 per share (the “Company Series B Merger Consideration”). As of the Effective Time, all such shares of Company Series B Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Company Series B Merger Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

          (d) Merger Consideration for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares (as defined in Section 2.4(a) below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash equal to $11.60 per share (the “Company Common Consideration” and, together with the Company Series B Merger Consideration, the “Merger Consideration”). To the extent any vesting condition or any other condition requiring forfeiture to the Company would otherwise apply to any share of Company Common Stock as of immediately prior to the Effective Time, such vesting or forfeiture condition shall lapse in full as of immediately prior to the Effective Time. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(d) upon the surrender of such certificate in accordance with Section 2.2, without interest.

          (e) Adjustments to Merger Consideration. The Company Common Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

     2.2 Exchange of Certificates.

     The procedures for exchanging certificates representing shares of Company Common Stock and/or Company Series B Preferred Stock for the applicable Merger Consideration pursuant to the Merger are as follows:

          (a) Exchange Agent. At or promptly following the Effective Time, the Buyer shall deposit with EquiServe Trust Company, N.A. or another bank or trust company designated by the Buyer and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock and the holders of shares of Company Series B Preferred Stock, in each case, issued and outstanding immediately prior to the Effective Time, for payment through the Exchange Agent in accordance with this Section 2.2, cash in an amount which, together with the amount deposited with the Exchange Agent by the Company pursuant to Section 7.2(d), is sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) and 2.1(d) in exchange for all of the outstanding shares of Company Common Stock and Company Series B Preferred Stock (the “Exchange Fund”).

          (b) Exchange Procedures. Promptly after the Effective Time, the Buyer shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Series B Preferred Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the applicable Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of Company Common Stock or Company Series B Preferred Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration may be paid to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 2.2.

          (c) No Further Ownership Rights in Company Stock. All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock or Company Series B Preferred Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock or Company Series B Preferred Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Series B Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Company Series B Preferred Stock for one year after the Effective Time shall be delivered to the Buyer, upon demand, and any holder of Company Common Stock or Company Series B Preferred Stock who has not previously complied with this Section 2.2 shall look only to the Buyer (subject to abandoned property, escheat and similar laws) for payment of its claim for Merger Consideration without interest.

          (e) No Liability. To the extent permitted by applicable law, none of the Buyer, the Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Company Series B Preferred Stock for any Merger Consideration in respect of such shares, cash or property delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Series B Preferred Stock or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Series B Preferred Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

          (h) Stock Transfer Books. At the close of business, New York City time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock or Company Series B Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement or by applicable law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Buyer for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Sections 2.1(c) and 2.1(d).

     2.3 Company Stock Options.

          (a) The Company shall take such action as shall be required:

               (i) to cause the vesting of any unvested options to purchase Company Common Stock (“Company Stock Options”) granted under the Company’s 1989 Stock Option Plan, as amended, Amended and Restated 1998 Directors’ Stock Option Plan, Amended and Restated 1996 Employee Stock Option Plan, 1999 Equity Incentive Plan, Annual Retainer Compensation Plan for Directors, Voicetek Corporation 1992 Equity Incentive Plan, Voicetek Corporation 1996 Stock Option Plan, PakNetX

Corporation 1997 Stock Plan and Commerce Soft Inc. 1997 Stock Plan (as amended, effective August 14, 1997) (the “Company Stock Plans”) to be accelerated in full effective immediately prior to the Effective Time (it being agreed and understood that for purposes of the Company Stock Plans, the Buyer, the Merger Sub and the Surviving Corporation shall be treated as having refused to assume the rights outstanding under such plans or substitute similar rights therefor);

               (ii) subject to the conversion of each Company Stock Option as set forth in Section 2.3(a)(iii) below, to effectuate the cancellation, as of the Effective Time, of all Company Stock Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Stock Options); and

               (iii) to cause each outstanding Company Stock Option to represent on the first Business Day following the Effective Time solely the right to receive, in accordance with this Section 2.3, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Stock Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Buyer, the Surviving Corporation or any other person or any other consideration.

          (b) Each holder of a Company Stock Option that remains unexercised as of the Effective Time shall receive from the Buyer or the Company, in respect and in consideration of each Company Stock Option so cancelled, no later that the fifth Business Day following the Effective Time, a cash payment (net of applicable withholding taxes) equal to the product of (i) the excess, if any, of (A) the Company Common Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option (whether or not then vested or exercisable), without any interest thereon (the “Option Consideration”). In the event that the exercise price of any Company Stock Option is equal to or greater than the Company Common Consideration, such Company Stock Option shall be cancelled at the Effective Time without payment and have no further force or effect.

          (c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Stock Options a letter describing the treatment of and payment for such Company Stock Options pursuant to this Section 2.3 and providing instructions for use in obtaining payment for such Company Stock Options.

     2.4 Dissenting Shares.

          (a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who is entitled to demand and has made a demand for purchase of such shares of Company Common Stock in accordance with Chapter 13 of the CGCL and has not voted in favor of the approval of this Agreement (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s dissenters’ rights under the CGCL with respect to such shares) shall not be converted into or represent the right to receive Company Common Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the CGCL to a holder of Dissenting Shares.

          (b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Company Common Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificates representing such shares.

          (c) The Company shall give the Buyer: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the CGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CGCL that relate to such demand; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Buyer and the Merger Sub, except as set forth in the disclosure schedule delivered by the Company to the Buyer and the Merger Sub and dated as of the date of this Agreement (the “Company Disclosure Schedule”), as follows:

     3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

          (a) Organization; Standing and Power. The Company and each of its Subsidiaries (as defined below) (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept), (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed and, where applicable as a legal concept, in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so organized, qualified, licensed or in good standing, or to have such power or authority, when taken together with all other such failures, would not have a Company Material Adverse Effect (as defined below). For purposes of this Agreement, “Subsidiary,” when used with respect to the Company, shall mean each subsidiary of the Company listed on Exhibit 21.1 to the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 15, 2005 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event or circumstance resulting in (i) a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) a prohibition on the Company’s ability to consummate the Merger; provided, however, that no change or effect resulting from any of the following shall be considered in determining whether there has occurred a Company Material Adverse Effect: (A) changes in national or international economic or business conditions generally or the outbreak or escalation of hostilities, including acts of war or terrorism (in each case, other than those having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); (B) changes in factors generally affecting the industries or markets in which the Company and its Subsidiaries operate (other than any such change having a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole); (C) changes in any accounting rule or regulation or GAAP or the interpretation thereof; (D) any action taken pursuant to this Agreement, including the public announcement of the transactions contemplated by this Agreement; (E) any failure by the Company to meet any published estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing Date; (F) a decline in the price of the Company Common Stock on The Nasdaq National Market; (G) disruptions in financial, banking or securities markets generally (other than any such disruptions having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); or (H) changes resulting from the announcement of the execution of this Agreement and the consummation of the transactions contemplated hereby.

          (b) Charter Documents. The Company has delivered or made available to the Buyer: (i) a true and correct copy of the Amended and Restated Articles of Incorporation and By-laws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the Articles of Incorporation and By-laws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of any of the provisions of its respective Subsidiary Charter Documents.

          (c) Subsidiaries. Section 3.1(c) of the Company Disclosure Schedule lists each Subsidiary of the Company. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned by the Company or by a direct or indirect wholly-owned subsidiary of the Company, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than liens for taxes not yet due and payable (collectively, “Liens”) or restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other person.

     3.2 Capital Structure.

          (a) The authorized capital stock of Company consists of 200,000,000 shares of Company Common Stock, 100,000 shares of Series A participating preferred stock, par value $0.01 per share (the “Company Series A Preferred Stock”) and 50,000 shares of Company Series B Preferred Stock. At the close of business on June 30, 2005, 61,609,494 shares of Company Common Stock were issued and outstanding, no shares of Company Series A Preferred Stock were issued and outstanding and 50,000 shares of Company Series B Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. Section 3.2 of the Company Disclosure Schedule sets forth a complete and accurate list of: (i) all Company Stock Plans, indicating for each Company Stock Plan, as of the date hereof, the number of shares of Company Common Stock issued under such Company Stock Plan, the number of shares of Company Common Stock subject to outstanding options under such Company Stock Plan and the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan; and (ii) all outstanding Company Stock Options other than those granted following the date of this Agreement in compliance with Section 5.1(h) hereof, indicating with respect to each such Company Stock Option the name of the holder thereof, the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant thereof. Except as set forth above, and except for shares of Company Common Stock issuable pursuant to the Company’s 1990 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) and as permitted to be issued pursuant to Section 5.1(h) hereof following the date of this Agreement and prior to the Closing Date (a) there are no shares of capital stock of the Company authorized, issued or outstanding; (b) there are no existing options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer, redeem, purchase or sell or cause to be issued, transferred, redeemed, purchased or sold any shares of capital stock of the Company or to otherwise make any payment in respect of any such shares; and (c) there are no rights, agreements or arrangements of any character which provide for any stock appreciation or similar right or grant any right to share in the equity, income, revenue or cash flow of the Company.

          (b) Section 3.2(b) of the Company Disclosure Schedule sets forth a list of all stockholder agreements, voting trusts and other agreements or understandings to which the Company is a party or which are otherwise known to the Company and relating to voting or disposition of any shares of the Company’s capital stock or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any of its Subsidiaries.

     3.3 Authority; No Conflict; Required Filings and Consents.

          (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Company’s shareholders under the CGCL (the “Company Stockholder Approval”), to perform its obligations under and consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, with all directors present voting in favor, (i) determined that the Merger is fair and in the best interests of the Company and its shareholders, (ii) approved the Merger in accordance with the provisions of the CGCL, and (iii) directed that this Agreement be submitted to the shareholders of the Company for their approval and resolved to recommend (subject to the provisions of Section 6.1 of this Agreement) that the shareholders of the Company vote in favor of the approval of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

          (b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter Documents or the Subsidiary Charter Documents, (ii) conflict with, result in any violation or breach of, constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, or result in the imposition of any Lien on the Company’s or any of its Subsidiaries’ assets pursuant to, any of the terms, conditions or provisions of any lease, license, contract, subcontract, indenture, note, option or other agreement, instrument or obligation, written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (each, a “Contract”), or (iii) subject to obtaining the Company Stockholder Approval and compliance with the requirements specified in Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule, or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except, in the case of clauses (ii) and (iii) of this Section 3.3(b), for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not result in a Company Material Adverse Effect.

          (c) No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any federal, state, local or foreign court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required to be obtained or made, as the case may be, by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and applicable foreign Antitrust Laws, (ii) the filing of the Agreement of Merger with the Secretary of State of California, (iii) the filing of the Proxy Statement with the SEC under the Exchange Act, (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, result in a Company Material Adverse Effect.

          (d) The affirmative vote for approval and adoption of the Company Voting Proposal by (i) the holders of a majority in voting power of the outstanding shares of Company Common Stock on the record date for the meeting of the Company’s shareholders to consider the Company Voting Proposal (the “Company Meeting”) and (ii) the holders of a majority in voting power of the outstanding shares of Company Series B Preferred Stock on the record date for the Company Meeting (collectively, the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary for the approval and adoption of this Agreement and for the consummation by the Company of the transactions contemplated by this Agreement.

     3.4 SEC Filings; Financial Statements; Information Provided.

          (a) The Company has filed or furnished all reports required to be filed or furnished by it or any of its Subsidiaries with the SEC since December 31, 2001 (collectively, including any amendments thereto, the “Company SEC Reports”). As of their respective filing dates (or, if amended, as of the date of such amendment), the Company SEC Reports complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Company SEC Report filed subsequently (but prior to the date hereof). As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports. The financial statements (including the related notes and schedules) of the Company included in, or incorporated by reference into, the Company SEC Reports comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited financial statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes).

          (b) Except with respect to information to be supplied by or on behalf of the Buyer or the Merger Sub for inclusion in the proxy statement to be sent to the shareholders of the Company in connection with the Company Meeting (the “Proxy Statement”), the Proxy Statement and any other soliciting materials of the Company shall not, on the date the Proxy Statement or such materials are first mailed to the shareholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the

Company Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform the Buyer of such fact or event and file the applicable amendment or supplement to the Proxy Statement. For purposes of this Agreement, the term “Affiliate” when used with respect to any person shall mean any person who is an “affiliate” of that person within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

          (c) The Company maintains disclosure controls and procedures as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents, and such disclosure controls and procedures are, to the knowledge of the Company, effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms. The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are known to the Company and reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC.

     3.5 No Undisclosed Liabilities.

     Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in the consolidated unaudited balance sheet of the Company as of March 31, 2005 (the “Company Balance Sheet”), the Company and its Subsidiaries do not have any liabilities (whether accrued, absolute, contingent or otherwise) of a type that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for liabilities (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet or (iii) that, individually or in the aggregate, would not result in a Company Material Adverse Effect.

     3.6 Absence of Certain Changes or Events.

     Between the date of the Company Balance Sheet and the date of this Agreement, except as disclosed in the Company SEC Reports and except in connection with the transactions contemplated by this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of the Buyer under Section 5.1 of this Agreement. Since the date of the Company Balance Sheet, there has not been any (x) change, event, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to result in a Company Material Adverse Effect, (y) material restatement of the financial statements of the Company or the notes thereto included in, or incorporated by reference into, the Company SEC Reports or (z) suspension of the trading or quotation of the Company Common Stock on The Nasdaq Stock Market (other than any suspension that affects the trading or quotation of all companies listed on The Nasdaq Stock Market).

     3.7 Taxes.

          (a) The Company and each of its Subsidiaries have timely filed all Tax Returns that they were required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company and each of its Subsidiaries have paid on a timely basis all Taxes due and payable (whether or not shown on any such Tax Returns), other than Taxes for which adequate reserves exist on the Company Balance Sheet and any Taxes in excess of such reserves which the failure to pay would not, individually or in the aggregate, result in a Company Material Adverse Effect. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles other than any excess Taxes which the failure to pay would not, individually or in the aggregate, result in a Company Material Adverse Effect. All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the ordinary course of business. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for any such Taxes with respect to which the failure to withhold, collect or pay would not, individually or in the aggregate, result in a Company Material Adverse Effect. There are no liens or encumbrances with respect to Taxes upon any of the assets or property of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable. For purposes of this Agreement, (i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, license alternative or add-on minimum, transfer, withholding, employment, payroll and franchise taxes imposed by any federal, state, local or foreign government, or any agency thereof, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          (b) There are no deficiencies for any amount of Taxes claimed, proposed or assessed by any taxing or other Governmental Entity in writing that have not been fully paid, settled or accrued for. The Company has made available to the Buyer correct and complete copies of all federal income Tax Returns filed, and examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2002. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 3.7(b) of the Company Disclosure Schedule. The Company has made available to the Buyer correct and complete copies of all other material Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all periods from and after January 1, 2001. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to pay any Tax or file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

          (c) Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code or would give rise to an excise Tax pursuant to Section 4999 of the Code; or (ii) has any actual or potential liability for any Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

          (d) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the

Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

          (e) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

          (f) The Company is not and has not been at any time during the last five years a “United States real property holding corporation” within the meaning of Section 897 of the Code.

     3.8 Owned and Leased Real Properties.

          (a) Section 3.8(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) the addresses of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), (ii) the record owners of such Owned Real Property, and (iii) all loans secured by mortgages encumbering the Owned Real Property. The Company or its Subsidiaries are the sole owners of good, valid and marketable title to the Owned Real Properties free and clear of all Liens other than those that would not, individually or in the aggregate, result in a Company Material Adverse Effect.

          (b) Section 3.8(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively, the “Leases”). Each Lease is valid and binding and is enforceable by the Company or its Subsidiaries in accordance with its respective terms (subject to the Bankruptcy and Equity Exception), except for such failures to be valid, binding or enforceable that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company and its Subsidiaries and, to the knowledge of the Company, each other party to the Leases, have performed in all material respects their respective obligations to be performed by them to the date hereof under the Leases and are not, and are not alleged in writing to be, (with or without notice, the lapse of time, or both) in breach thereof or default thereunder, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to the Leases, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Lease.

     3.9 Tangible Personal Property.

     The Company and its Subsidiaries have legal and valid title to, or a valid and enforceable right to use, all of the tangible personal properties and assets used or held for use by the Company and its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, except for such defects or failures that, individually or in the aggregate, would not result in a Company Material Adverse Effect. All such tangible personal properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for such Liens that, individually or in the aggregate, would not result in a Company Material Adverse Effect.

     3.10 Intellectual Property.

          (a) The Company and its material Subsidiaries own, license or sublicense, or otherwise possess, free and clear of any Liens, legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted except for any such failures to own, license, sublicense, or possess that, individually or in the aggregate, would not result in a Company Material Adverse Effect. For purposes of this Agreement, the term “Intellectual Property” means all intellectual property, including without limitation, all (i) patents, inventions, trademarks, service marks, trade names, Internet domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) lists (including customer lists), databases, processes, formulae, methods, schematics, technology, know-how, computer software programs and related documentation, (iv) computer software, data and databases including, but not limited to, object code, source code, related documentation and all copyrights therein and (v) other tangible or intangible proprietary or confidential information and materials; and for the purposes of clarity, “Intellectual Property” includes intellectual property identified in clauses (i) through (v) of the preceding sentence which may be embodied in: computer software (including source code, object code, data, databases and related documentation), systems, processes, methods, devices, machines, designs or articles of manufacture (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, technology, proprietary information, specifications, flowcharts, blueprints, schematics, protocols, programmer notes, customer and supplier lists, pricing and cost information, business and marketing plans and proposals.

          (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not result in the breach of, or create in any third party the right to terminate or modify, or result in the payment of any additional fees under, any Intellectual Property licenses set forth in Section 3.10(c) of the Company Disclosure Schedule.

          (c) Section 3.10(c) of the Company Disclosure Schedule sets forth a complete and accurate list of: (i) all patented and registered Intellectual Property, and pending patent applications and disclosures or applications for registration of Intellectual Property, owned or filed by the Company or any of its Subsidiaries where such patent or registration has not expired or been abandoned within six (6) years prior to the Closing

Date; (ii) all trade names, Internet domain names and material unregistered trademarks, material unregistered service marks and material unregistered copyrights (other than in Company Software, as defined below, and in computer software under (iv) below) owned by the Company or any of its Subsidiaries; (iii) all material computer software products that are licensed or distributed to third parties by the Company or any of its Subsidiaries, excluding Third Party Software (“Company Software”), listed by major point release; (iv) other than Company Software, all other material computer software developed and owned by the Company or its Subsidiaries for internal use (e.g., internally developed back office software, etc.), except where such owned software is a customization of generally commercially available software; (v) all licenses or similar agreements or arrangements, in effect as of the date hereof, pursuant to which the Company or any of its Subsidiaries embeds, integrates, redistributes, resells or otherwise sublicenses software in or with the Company Software (“Third Party Software”), including a description of the relationship of such Third Party Software to the Company Software and the royalty or fee for such Third Party Software that has been paid by the Company or its Subsidiaries to the licensor of such Third Party Software if any, where, for each license, the total aggregate payments made for each such license for Third Party Software has exceeded $250,000 since June 30, 1998 or such Third Party Software is otherwise not generally commercially available; (vi) all material settlement agreements entered into by the Company or its Subsidiaries relating to Intellectual Property entered into on or after June 30, 1996; (vii) all material standstill and consent agreements entered into by the Company or its Subsidiaries relating to trademarks entered into on or after June 30, 1996; and (viii) all material intellectual property agreements where indemnification obligations are the principal subject matter of the agreement entered into on or after June 30, 1996. The Company and its Subsidiaries own and possess all right, title and interest in and to the items listed in clauses (i) through (iv) of the preceding sentence, except for any portion of Company Software that is Third Party Software, including generally commercially available software, for which the Company or its Subsidiaries have valid and enforceable licenses to distribute.

          (d) All patents and registrations for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries and which are material to the business of the Company and its Subsidiaries, taken as a whole, are subsisting and have not expired or been cancelled or abandoned. To the knowledge of the Company, no third party is infringing, violating or misappropriating any of the Company Intellectual Property; no claims have been made against a third party by the Company or its Subsidiaries; and the Company and its Subsidiaries are not aware of any facts that indicate a likelihood of any of the foregoing.

          (e) Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company, Company Software and conduct of the business of the Company and its Subsidiaries as currently conducted has not infringed, violated or misappropriated, or been alleged to infringe, violate or misappropriate any Intellectual

Property of any third party. The Company and its Subsidiaries are not aware of any facts which indicate a likelihood of any of the foregoing. Neither the Company nor any of its Subsidiaries has received any written notice (or, to the Company’s knowledge, other notice) demanding or offering to license or alleging infringement or misappropriation with asserted Intellectual Property rights of others since January 1, 2002. No claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any of its Subsidiaries is currently outstanding or, to the knowledge of the Company, threatened.

          (f) The Company takes commercially reasonable steps to protect and preserve its rights in any proprietary Intellectual Property (including executing confidentiality and intellectual property assignment agreements with current executive officers and current employees and contractors that have a material role in the development of the Company’s products, including the Company Software, and Intellectual Property). No prior or current employee or officer or any prior or current consultant or contractor of the Company or any of its Subsidiaries has asserted or, to the knowledge of the Company, has any ownership in any Intellectual Property used by the Company or its Subsidiaries in the operation of their respective businesses (except for development agreements entered into with consultants and contractors in the ordinary course of business where the Company or any of its Subsidiaries was provided a license including terms sufficient to conduct the business of the Company or any of its Subsidiaries as needed by such consultants or contractors). Except as set forth in Section 3.10(f)(ii) of the Company Disclosure Schedule, all customizations of the Company Software (excluding any Third Party Software) developed by the Company or any of its Subsidiaries are owned by the Company or such Subsidiary.

          (g) Except as set forth in Section 3.10(g)(i) of the Company Disclosure Schedule, the Company Software does not contain any open source or other software licensed to the Company free of charge with accompanying source code. The distribution or licensing of the Company Software, including any Third Party Software incorporated herein, in the ordinary course of business, is not governed, in whole or in part, by the terms of the GNU General Public License or any license requiring the Company to disclose source code to any of the Company Software. Except as set forth in Section 3.10(g)(ii) of the Company Disclosure Schedule, and for source code escrow provisions and agreements which the Company or its Subsidiaries may have undertaken in the ordinary course of business, only the object code relating to any Company Software has been disclosed to any third party. No third party has asserted any right to access any source code for any Company Software and no source code licensed to persons as set forth in Section 3.10(g)(ii) of the Company Disclosure Schedule is material to the current business of the Company or any of its Subsidiaries. The Company has obtained representations, warranties and indemnities from the transferring party relating to title to any Company Software that the Company has acquired title to in connection with any prior acquisitions. There are no viruses, worms, Trojan horses or similar malicious programs in the Company Software. The Company is in possession of the source code and object code for all Company Software and copies of all other material related thereto, including without limitation, installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such software as currently used in, or currently under development for, the business, except for those materials where the Company’s failure to possess such materials would not reasonably be expected to have a Company Material Adverse Effect. The computer software, computer firmware, computer hardware (whether general purpose or special purpose), and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Company and its Subsidiaries in the current conduct of its business is sufficient for the current needs of such business except for any such failures to own, license, sublicense, or possess that, individually or in the aggregate, would not result in a Company Material Adverse Effect.

          (h) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has licensed any of the Intellectual Property, including the Company Software, owned by the Company and its Subsidiaries to any third party on an exclusive basis, nor has the Company or any of its Subsidiaries entered into any contract limiting its ability to exploit fully any of such Intellectual Property, including the Company Software, except for any such contract where such Intellectual Property is licensed on a non-exclusive basis to customers in the ordinary course of business consistent with past practice.

          (i) The Company and its Subsidiaries have collected, used, imported, exported and protected all personally identifiable information, and other information relating to individuals in accordance with their respective privacy policies and in accordance with applicable law, including by entering into agreements, where applicable, governing the flow of such information across national borders.

     3.11 Contracts.

          (a) For purposes of this Agreement, “Company Material Contract” shall mean:

               (i) any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to the Company;

               (ii) any indemnification, employment, consulting or other Contract with (x) any member of the Company Board, (y) any executive officer of the Company or any Subsidiary or (z) any other employee of the Company or any Subsidiary earning an annual salary plus bonus equal to or in excess of $200,000 other than those Contracts terminable by the Company or any of its Subsidiaries on no more than thirty

(30) days notice without liability or financial obligation to the Company or any such Subsidiary;

               (iii) any Contract containing any covenant (A) limiting, in any material respect, the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any person or solicit the employees of another person, (B) granting any exclusive rights to make, sell or distribute the Company’s or it’s Subsidiaries’ products or (C) granting “most favored nation” pricing status to any person;

               (iv) any Contract (i) relating to the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business or (ii) pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any other person or other business enterprise other than the Subsidiaries;

               (v) any Contract to provide source code into any escrow or to any third party (under any circumstances) for any product or technology that is material to the business of the Company and its Subsidiaries, taken as a whole;

               (vi) any Contract to license to any third party the right to reproduce any of the Company’s or any of its Subsidiaries’ Intellectual Property products, services or technology or any Contract to sell or distribute any of the Company’s or any of its Subsidiaries’ Intellectual Property products, services or technology, except (A) agreements with sales representatives or other resellers in the ordinary course of business, or (B) agreements allowing internal backup copies made or to be made by end-user customers in the ordinary course of business;

               (vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other indebtedness, other than accounts receivables and payables in the ordinary course of business or any Contract relating to the mortgaging, pledging or otherwise placing a Lien on any material asset or group of assets of the Company or any of its Subsidiaries;

               (viii) any settlement agreement entered into within three (3) years prior to the date of this Agreement, other than (I) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment or association with the Company or (II) settlement agreements for cash only (which has been paid) in an amount not exceeding $250,000;

               (ix) any Contract under which the Company or any of its Subsidiaries has received or granted a license relating to any Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than non-exclusive licenses extended to customers, clients, distributors or other resellers in the ordinary course of business;

               (x) any material partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party;

               (xi) any Contract with a customer that accounted for net revenues in fiscal year 2004 of more than $1,000,000 in the aggregate; and

               (xii) any Contract (other than Leases) with a vendor pursuant to which the Company incurred payables in fiscal year 2004 of more than $2,000,000 in the aggregate.

          (b) Section 3.11(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts as of the date hereof.

          (c) Each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company or its Subsidiaries in accordance with its respective terms (subject to the Bankruptcy and Equity Exception), except to the extent it has previously expired in accordance with its terms and except for such failures to be valid and binding or in full force and effect that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company and its Subsidiaries and, to the knowledge of the Company, each other party to the Company Material Contracts, have performed in all material respects all respective obligations required to be performed by them to the date hereof under the Company Material Contracts and are not, and are not alleged in writing to be (with or without notice, the lapse of time or both) in breach thereof or default thereunder, and, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any Company Material Contract, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case, for those failures to perform, breaches, violations and defaults that, individually or in the aggregate, would not result in a Company Material Adverse Effect.

     3.12 Litigation.

     Except as disclosed in the Company SEC Reports, there is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their assets, properties or rights that, individually or in the aggregate, has had or would result in a Company Material Adverse Effect. There are no judgments, orders, settlements or decrees outstanding against the Company or any of its Subsidiaries that would result in a Company Material Adverse Effect. As of the date of this Agreement, no officer or director of the Company is a defendant in any action or, to the knowledge of the Company, the subject of any investigation commenced by any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of the Company.

     3.13 Environmental Matters.

          (a) Except for matters that, individually or in the aggregate, would not result in a Company Material Adverse Effect:

               (i) neither the Company nor its Subsidiaries has received (A) any written notice alleging that any of them has not complied with applicable Environmental Laws or (B) any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law;

               (ii) neither the Company nor any of its Subsidiaries has received a written notice that it is subject to liability for any Hazardous Substance disposal or contamination;

               (iii) neither the Company nor any of its Subsidiaries is subject to any orders, decrees or injunctions issued by any Governmental Entity or is subject to any indemnity agreement with any third party relating to liability under any Environmental Law;

               (iv) to the knowledge of the Company, the Company and its Subsidiaries are, and at all prior times were, in compliance with all applicable Environmental Laws; and

               (v) to the knowledge of the Company, Hazardous Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of or released by the Company or any of its Subsidiaries at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by any of the Company and its Subsidiaries in violation of, or in a manner or to a location that would give rise to liability to any of the Company and its Subsidiaries under or relating to, any Environmental Laws.

          (b) For purposes of this Agreement, the term “Environmental Law” means any law, statute, regulation, rule, judgment, order, decree or permit requirement of, or issued by, any Governmental Entity relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

          (c) For purposes of this Agreement, the term “Hazardous Substance” means: (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material,” “solid waste” or any other term of similar import under any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

     3.14 Employee Benefit Plans.

          (a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all material Employee Benefit Plans to which the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates contribute, sponsor or have any liability (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), including the Company Stock Plans and, without limitation, all severance, employment, change-in-control, material fringe benefit, bonus, incentive, deferred compensation and employee loan arrangements, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written under which (a) any current or former employee, director or consultant of the Company or its Subsidiaries (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries (each such Company Employee Plan maintained by an entity which was acquired by the Company, directly or indirectly, prior to January 1, 2003, to be known as an “Acquired Company Plan”); or (b) the Company or any of its Subsidiaries has any present or future liability, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

          (b) With respect to each Company Employee Plan, the Company has made available to the Buyer a complete and accurate copy of each Company Employee Plan and, to the extent applicable: (i) the most recent determination letter; (ii) any summary plan description; (iii) a summary of any proposed amendments or changes anticipated to be made to the Company Employee Plans at any time within the twelve months immediately following the date hereof and which have been communicated to employees; (iv) the most recent annual report (Form 5500) filed with the IRS; and (v) each trust agreement, group annuity contract or other funding instrument, if any, relating to such Company Employee Plan.

          (c) Each Company Employee Plan that is not a Foreign Benefit Plan is being administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for failures to comply or violations that would not, individually or in the aggregate, result in a Company Material Adverse Effect; (ii) no event has occurred and to the knowledge of the Company, no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations that would, individually or in the aggregate, result in a Company Material Adverse Effect; (iii) no Company Employee Plan is a split-dollar life insurance program or otherwise provides for loans (except for routine advances for business expenses in the ordinary course and similar items) to executive officers (within the meaning of The Sarbanes-Oxley Act of 2002); and (iv) neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law.

          (d) With respect to the Company Employee Plans that are not Foreign Benefit Plans, there are no benefit obligations for which contributions have not been made if due or properly accrued to the extent required by GAAP. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

          (e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the period for obtaining such a determination letter has not yet closed except for such failures to receive a determination letter that would not, individually or in the aggregate, result in a Company Material Adverse Effect.

          (f) Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has ever (i) contributed to a Company Employee Plan or any other employee benefit plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

          (g) Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any shareholders, or any present or former director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated or resulting in any payment to or funding of any trust, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

          (h) With respect to any Company Employee Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, he Internal Revenue Service or other United States governmental agencies is in progress or, to the knowledge of the Company, pending or threatened.

          (i) No Company Employee Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (except for those Company Employee Plans set forth as such in Section 3.14(b) of the Company Disclosure Schedule, each a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality, except for failures or violations that would not, individually or in the aggregate, result in a Company Material Adverse Effect; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity, except for failures or violations that would not, individually or in the aggregate, result in a Company Material Adverse Effect; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that would, individually or in the aggregate, result in a Company Material Adverse Effect.

          (j) Except as set forth in Section 3.14(j) of the Company Disclosure Schedule, no Company Employee Plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code (each such plan listed in Section 3.14(j) of the Company Disclosure Schedule, a “Deferred Compensation Plan”). Each Deferred Compensation Plan satisfies the requirements to avoid the consequences set forth in Section 409A(a)(1). Neither the Company nor any of its Subsidiaries has, since October 3, 2004, (i) granted to any person an interest in any Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (ii) modified the terms of any Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Section 409A(a)(10(B) or (b)(4) of the Code.

     3.15 Compliance With Laws.

     The Company and each of its Subsidiaries is and has been in compliance in all material respects with all applicable statutes, laws, rules, orders and regulations material to the operation of the business and each of its Subsidiaries, except for failures to comply that, individually or in the aggregate, would not result in a Company Material Adverse Effect. No notice has been received by the Company or any of its Subsidiaries from any Governmental Entity alleging any violation of any applicable statutes, laws, rules, orders or regulations, except for violations that, individually or in the aggregate, would not result in a Company Material Adverse Effect. Notwithstanding the foregoing, the representations and warranties contained in this Section 3.15 do not apply to Employee Benefit Plans, environmental matters, labor matters or Taxes.

     3.16 Permits.

     The Company and each of its Subsidiaries have all material permits, licenses, franchises, certificates and authorizations (the “Company Permits”) from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses, franchises, certificates and authorizations, the absence of which, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company and each of its Subsidiaries are in material compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, would not result in a Company Material Adverse Effect.

     3.17 Labor Matters.

     Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, would result in a Company Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened, labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that, individually or in the aggregate, would result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities by any labor unions to organize such employees.

     3.18 Insurance.

     Schedule 3.18 of the Company Disclosure Schedule lists all policies of liability, fire, casualty, business interruption, worker’s compensation and other forms of insurance insuring the Company and its Subsidiaries and their respective assets, properties and operations. Except as would not, individually or in the aggregate, result in a Company Material Adverse Effect: (i) all such policies are in full force and effect and (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default of the Company or any Subsidiary, or permit termination or modification by the insurance carrier, under any policy.

     3.19 Opinion of Financial Advisor.

     The financial advisor of the Company, Morgan Stanley & Co., Incorporated (“Morgan Stanley”), has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. An executed copy of this opinion will be delivered to the Buyer promptly after it becomes available. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied upon by the Buyer or the Merger Sub.

     3.20 Brokers; Fees.

     No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company, or any of its Subsidiaries or their respective officers, directors or employees, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Morgan Stanley pursuant to that certain agreement referenced in Section 3.20 of the Company Disclosure Schedule.

     3.21 Transactions with Affiliates.

     Except as disclosed in the Company SEC Reports, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (iii) Affiliate or family member of any such officer, director or record or beneficial owner, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

     3.22 Information in the Proxy Statement.

     The Proxy Statement and any other document filed with the SEC or by the Company in connection with the Merger (taking into account any amendment thereof or supplement thereto), at the time filed with the SEC, at the time first mailed to the stockholders of the Company and at the time of the Company Meeting, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement and such other documents filed with the SEC by the Company will comply in all material respects with the provisions of the Exchange Act; provided, however that no representation is made by the Company with respect to statements made therein based on information supplied by Buyer or Merger Sub for inclusion in such documents.

     3.23 State Takeover Statutes.

     No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated by this Agreement.

     3.24 Rights Agreement.

     The Company has authorized and executed an amendment to the Preferred Shares Rights Agreement (the “Rights Agreement”), dated as of May 11, 1999, between the Company and BankBoston, N.A. as Rights Agent, so that neither the Merger nor the other transactions contemplated by this Agreement shall cause the certificates for the Rights (as defined in the Rights Agreement) to be distributed or cause there to be any adjustment to the Exercise Price (as defined in the Rights Agreement).

     3.25 Change of Control Payments; Expenses.

     Section 3.25 of the Company Disclosure Schedule sets forth the base salary and bonus information of those persons who are party to Change of Control agreements with the Company, and describes any other compensation or payment (other than stock option acceleration or restricted stock vesting lapse) which may, pursuant to the terms of the underlying arrangement, become payable to any employee of the Company or any of its Subsidiaries by reason of the execution and delivery of this Agreement or the consummation of the Merger. Section 3.25 of the Company Disclosure Schedule also sets forth a list (prepared by the Company in good faith based on its understanding and assessment as of the date hereof) of the recipients of the Company’s Expenses and the

Company’s good faith estimate as of the date hereof of the amounts to be paid to such recipients.

     3.26 No Further Representations and Warranties.

     The representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including, without limitation, any implied warranties. The Company hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure, if any, to the Buyer or its officers, directors, employees, agents or representatives of any documentation or other information.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
MERGER SUB

     The Buyer and the Merger Sub each represent and warrant to the Company that, except as set forth in the disclosure schedule delivered by the Buyer to the Company and dated as of the date of this Agreement, as follows:

     4.1 Organization, Standing and Power.

     Each of the Buyer and the Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensing necessary, except for (with respect to clause (iii) only) such failures to be so qualified or licensed or in good standing, individually or in the aggregate, that could not result in a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any material adverse effect on the ability of the Buyer or the Merger Sub to consummate the transactions contemplated by this Agreement.

     4.2 Authority; No Conflict; Required Filings and Consents.

          (a) Each of the Buyer and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Merger Sub have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Merger Sub. This Agreement has been duly executed and delivered by each of the Buyer and the Merger Sub and constitutes the valid and binding obligation of each of the Buyer and the Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (b) The execution, delivery and performance of this Agreement by each of the Buyer and the Merger Sub do not, and the consummation by the Buyer and the Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or the Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty or increased fees under or result in the imposition of any Lien on the Buyer’s or the Merger Sub’s assets pursuant to, any of the terms, conditions or provisions of any lease, license, contract, subcontract, indenture, note, option or other agreement, instrument or obligation, written or oral, to which the Buyer or the Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Merger Sub or any of their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, could not result in a Buyer Material Adverse Effect.

          (c) No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required to be obtained or made, as the case may be, by the Buyer or the Merger Sub in connection with the execution, delivery and performance of this Agreement by the Buyer or the Merger Sub or the consummation by the Buyer or the Merger Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and applicable foreign Antitrust Laws, (ii) the filing of the Agreement of Merger with the Secretary of State of California and, as applicable, appropriate corresponding documents with the appropriate authorities of other states in which the Company, the Buyer or the Merger Sub is qualified as a foreign corporation to transact business in order to continue such qualification and (iii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, could not, individually or in the aggregate, result in a Buyer Material Adverse Effect.

          (d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the approval and adoption of this Agreement and the consummation by the Buyer of the transactions contemplated by this Agreement.

     4.3 Buyer Financial Statements.

     The Buyer has delivered to the Company the following financial statements (collectively, the “Buyer Financial Statements”): (i) the unaudited consolidated balance sheet of Concerto Software Group Holdings Ltd, the ultimate parent corporation of the Buyer (“Buyer Parent”), and its consolidated subsidiaries, including Buyer, as of December 31, 2004, and the related unaudited consolidated income statement and statement of cash flows of Buyer Parent and its consolidated subsidiaries, including Buyer, for the year then ended; and (ii) the unaudited consolidated balance sheet of Buyer Parent and its consolidated subsidiaries, including Buyer, as of May 31, 2005 (the “Buyer Balance Sheet”), and the related unaudited consolidated income statement of Buyer Parent and its consolidated subsidiaries, including Buyer, for the five (5) months then ended. The Buyer Financial Statements are accurate and complete in all material respects and present fairly the consolidated financial position of Buyer Parent and its consolidated subsidiaries, including Buyer, as of the respective dates thereof and the consolidated results of operations and, in the case of the financial statements referred to in clause (i) above, cash flows of Buyer Parent and its consolidated subsidiaries, including the Buyer, for the periods covered thereby. The Buyer Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Buyer Parent and its consolidated subsidiaries, including the Buyer, as of the dates thereof and their consolidated results of operations for the periods then ended (subject to normal year-end audit adjustments and any adjustments that may be required to reflect purchase accounting for Buyer Parent’s or any of its subsidiaries’ prior acquisitions and the absence of footnotes). For purposes of this Agreement, “subsidiary,” when used with respect to the Buyer or Buyer Parent, shall mean any corporation, association, business entity, partnership, limited liability company or other person of which the Buyer or Buyer Parent, as the case may be, either alone or together with one or more subsidiaries (A) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such entity, or (B) is entitled, by contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such entity’s board of directors or other governing body.

     4.4 Absence of Certain Changes or Events.

     Since the date of the Buyer Balance Sheet, (i) the Buyer and its subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice; and (ii) there has not been any (x) change, event, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to result in a Buyer Material Adverse Effect, or (y) material restatement of the consolidated financial statements of Buyer Parent and its consolidated subsidiaries (taking into account normal year-end audit adjustments and any adjustments that may be required to reflect purchase accounting for Buyer Parent’s or any of its subsidiaries’ prior acquisitions).

     4.5 No Undisclosed Liabilities.

     Except as disclosed in the Buyer Balance Sheet, the Buyer and the Buyer Subsidiaries do not have any liabilities (whether accrued, absolute, contingent or otherwise) of a type that would be required by GAAP to be reflected on a consolidated balance sheet of the Buyer and the Buyer Subsidiaries (including the notes thereto), except for liabilities (i) incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business consistent with past practice since the date of the Buyer Balance Sheet or (iii) that, individually or in the aggregate, would not result in a Buyer Material Adverse Effect.

     4.6 Information Provided.

     The information to be supplied by or on behalf of the Buyer or the Merger Sub for inclusion in the Proxy Statement and any other soliciting materials of the Company to be sent to the shareholders of the Company in connection with the Company Meeting shall not, on the date the Proxy Statement or such materials are first mailed to the shareholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Meeting which has become false or misleading. If at any time prior to the Company Meeting any fact or event relating to the Buyer or the Merger Sub or any of their Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Buyer or should occur, the Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.

     4.7 Operations of the Merger Sub.

     The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     4.8 Litigation.

     There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Buyer, threatened or contemplated against the Buyer or the Merger Sub or any of their assets, properties or rights that, individually or in the aggregate, has had or would reasonably be expected to result in a Buyer Material Adverse Effect.

     4.9 Financing.

     The Buyer has delivered to the Company true and complete copies of (a) a fully executed commitment letter (the “Debt Commitment Letter”) from JPMorgan Chase Bank, N.A., Deutsche Bank Trust Company Americas, Lehman Commercial Paper Inc. Wells Fargo Foothill, Inc. to provide the Buyer with (i) up to $475,000,000 in a senior secured first-lien term loan facility (the “First-Lien Term Facility”), (ii) up to $50,000,000 in a senior secured revolving credit facility (the “Revolving Facility”), and (iii) up to $250,000,000 in a senior secured second-lien credit facility (the “Second-Lien Facility”, and together with the First-Lien Term Facility and the Revolving Facility, the “Debt Financing”), and (b) a fully executed commitment letter (the “Equity Commitment Letter”, and together with the Debt Commitment Letter, the “Commitment Letters”) from Golden Gate Private Equity, Inc. to provide equity financing to the Buyer in an amount up to $270,000,000 on the terms and conditions set forth therein (the “Equity Financing”, and together with the Debt Financing, the “Financing”). The Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of the Buyer and, to the knowledge of the Buyer as of the date hereof, the other parties thereto. The Equity Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of the parties thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would, individually or in the aggregate, constitute a default or breach on the part of the Buyer under any term or condition of the Debt Commitment Letter or the Equity Commitment Letter. As of the date hereof, the Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Debt Commitment Letter or the Equity Commitment Letter. The Buyer has fully paid any and all commitment fees or other fees, if any, required by the Debt Commitment Letter to be paid on or before the date of this Agreement.

     4.10 Section 1203 of the CGCL.

     Neither Buyer nor Merger Sub is an “interested party” (within the meaning of Section 1203 of the CGCL).

     4.11 No Further Representations and Warranties.

     The representations and warranties made by the Buyer in this Agreement are in lieu of and are exclusive of all other representations and warranties, including, without limitation, any implied warranties. The Buyer hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure, if any, to the Company or its officers, directors, employees, agents or representatives of any documentation or other information.

ARTICLE V
CONDUCT OF BUSINESS

     5.1 Covenants of the Company.

     Except as expressly provided herein, set forth in Section 5.1 of the Company Disclosure Schedule or as consented to in writing by the Buyer, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, (x) act and carry on its business in the ordinary course of business consistent with past practice, (y) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts and (z) use commercially reasonable efforts to (i) maintain and preserve intact its business organization and the goodwill of those having business relationships with it; and (ii) retain the services of its present executive management committee. Without limiting the generality of the foregoing, except as expressly provided herein or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit or cause any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent, in the case of clauses (g), (l), (m) and (n) below, shall not be unreasonably withheld or delayed):

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, or convertible into or exchangeable or exercisable for, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and other than dividends required to be accrued (but not paid) on Company Series B Preferred Stock); (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

          (b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the conversion of Company Series B Preferred Stock, the exercise of Company Stock Options outstanding on the date of this Agreement, the issuance of shares of Company Common Stock pursuant to pre-existing obligations under the Employee Stock Purchase Plan in accordance with Section 6.11 or as permitted in Section 5.1(h)(v));

          (c) amend the Company Charter Documents or the Subsidiary Charter Documents;

          (d) acquire (i) by merger or consolidation or by any other means, any business, whether a corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, except for the transactions contemplated by this Agreement or (ii) any assets outside the ordinary course of business;

          (e) sell, lease, license, assign, pledge, subject to a material Lien or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries outside the ordinary course of business;

          (f) (i) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person or amend any such existing indebtedness, other than amendments to the Amended and Restated Credit Agreement dated February 13, 2004 by and among the Company and Comerica Bank as administrative agent, the CIT Group Business Credit, Inc. as collateral agent and certain other banks, to effect the changes described in Section 5.1(f) of the Company Disclosure Schedule or (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

          (g) make any material changes in accounting methods or principles, except as may be required by a change in GAAP;

          (h) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (i) adopt, enter into, terminate or amend any material employment, severance or similar agreement or benefit plan, including any Company Employee Plan, policy, trust, fund or program or other arrangement for the benefit or welfare of any current or former director, officer, employee or consultant, or any collective bargaining agreement, (ii) increase in any material respect the compensation or benefits of any present or former directors, officers, employees or consultants of the Company or its Subsidiaries (except, in the case of employees other than any officer of the Company or any Subsidiary, for normal salary increases and bonus payments in the ordinary course of business), (iii) hire any employee except (A) the replacement of any current Company Employee whose employment with the Company or any of its Subsidiaries is terminated for any reason (with such replacement employee receiving substantially similar compensation and benefits as such terminated Company Employee) and (B) any new employees (other than replacement employees) whose reasonably anticipated annual base salary and bonus will not exceed $1,000,000 in the aggregate among all such new employees, provided that no such new employee whose reasonably anticipated annual base salary and bonus will exceed $200,000 may be hired pursuant to this clause (B), (iv) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards other than as contemplated by this Agreement or by any agreement outstanding on the date hereof, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock (except for (a) the grant of options to purchase up to 25,000 shares of Company Common Stock to new hires or to non-officer employees (in each case, with an exercise price equal to the fair market value for a share of Company Common Stock as of the date of such grant), (b) the payment of bonuses to non-management employees in accordance with the provisions of the Aspect Incentive Plan, as amended through the date of this Agreement and (c) the payment of bonuses to management employees in accordance with the provisions of the Executive Incentive Plan, as amended through the date of this Agreement), (vi) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries, other than routine advances for business expenses in the ordinary course consistent with past practice, (vii) undertake any action, (other than those listed in Section 9.4) that confers upon any current or former employee, officer, director or consultant of the Company or any of its subsidiaries any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever under or by reason of this Agreement, or (viii) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan;

          (i) enter into any joint venture, partnership or other similar arrangement, other than arrangements with distributors or resellers in the ordinary course of business that do not result in the formation of any person or funding obligations of the Company or any Subsidiary;

          (j) make any loan, advance or capital contribution to or investment in any person in amounts in excess of $100,000 in the aggregate, other than (i) inter-company loans, advances or capital contributions among the Company or any Subsidiary and any Subsidiary, (ii) investments in any Subsidiary of the Company or (iii) routine advances for business expenses in the ordinary course;

          (k) cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Company or any its Subsidiaries), except for cancellations made or waivers granted (which, in the aggregate, are not material) in the ordinary course of business consistent with past practice;

          (l) enter into, or materially amend, modify or supplement any Company Material Contract or Lease outside the ordinary course of business consistent with past practice (except as may be required for the Company to comply with its obligations hereunder) or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or Lease or otherwise);

          (m) make or change any material election concerning Taxes (other than elections made in the ordinary course of business);

          (n) except for contracts entered into in the ordinary course of business consistent with past practice, enter into any new or renegotiate any license, agreement or arrangement relating to any Intellectual Property, including for any current or new Third Party Software;

          (o) make or incur any capital expenditures in excess of $3,727,000 in any three month period following the date of this Agreement (provided that the Company shall reasonably consult with the Buyer in connection with making any such expenditures and reasonably consider the Buyer’s input thereon); or

          (p) agree, in writing or otherwise, to take any of the foregoing actions.

     5.2 Confidentiality.

     The parties acknowledge that Buyer and the Company have previously executed a confidentiality agreement, dated as of February 18, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided herein or therein. The Company (a) shall, promptly upon execution of this Agreement, request each person that has heretofore executed a confidentiality or non-disclosure agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries to return or destroy all materials containing confidential information (and copies thereof) furnished or made available to such person by or on behalf of the Company or any of its Subsidiaries and (b) except as otherwise contemplated by Section 6.1, shall not, without the prior written consent of Buyer, waive any of its rights or remedies under any such confidentiality or non-disclosure agreement or release any other party to any such confidentiality or non-disclosure agreement from any of its obligations thereunder.

ARTICLE VI
ADDITIONAL AGREEMENTS

     6.1 No Solicitation.

          (a) No Solicitation or Negotiation. During the Pre-Closing Period, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors and representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

               (i) solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer (including any proposal from or offer to the Company’s shareholders) with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal; or

               (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or grant access to its properties, books and records or personnel in connection with, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, the Company may, prior to the adoption of the Company Voting Proposal only, solely to the extent necessary for the Company Board to comply with its fiduciary obligations under applicable law, as determined in good faith by the Company Board after consultation with outside counsel, in response to a bona fide, unsolicited written Acquisition Proposal (satisfying clause (i) of the definition thereof) received by the Company after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and its financial advisor could reasonably be expected to result in a Superior Proposal, in each case, so long as such Acquisition Proposal did not result from a material breach by the Company of this Section 6.1 and the Company has complied in all material respects with this Section 6.1, including Section 6.1(c), (x) furnish information with respect to the Company to the person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement, (y) participate in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such person and its Representatives regarding any Acquisition Proposal (but only after (I) such person enters into a confidentiality agreement with the Company at least as restrictive as the Confidentiality Agreement and (II) concurrently with the delivery to such person, the Company delivers to the Buyer all such information not previously provided to the

Buyer), and (z) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock; provided, however, that the Company may only so amend or so grant a waiver or release (i) to the extent that the Company has also previously or concurrently amended or granted a release or waiver under any standstill or similar agreement affecting the Buyer and its Affiliates and (ii) to the extent necessary to permit non-public proposals to be made to the Company Board.

          (b) No Change in Recommendation or Alternative Acquisition Agreement. During the Pre-Closing Period, the Company Board shall not:

               (i) withhold, withdraw or modify in a manner adverse to the Buyer, the approval or recommendation by the Company Board with respect to the Merger or the Company Voting Proposal;

               (ii) cause or permit the Company to enter into (or publicly propose that the Company enter into) any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract (an “Alternative Acquisition Agreement”) with respect to any Acquisition Proposal or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions), except for a confidentiality agreement, waiver or release referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a) and subject to Section 6.1(c); or

               (iii) approve, recommend or take any position other than to recommend rejection (including modifying any recommendation of rejection) of, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, the Company may, prior to the adoption of the Company Voting Proposal only, to the extent necessary for the Company Board to comply with its fiduciary obligations under applicable law, as determined in good faith by the Company Board after consultation with outside counsel, in response to a Superior Proposal received by the Company Board after the date of this Agreement, (i) withhold, withdraw or modify in a manner adverse to the Buyer the Company Recommendation (as defined below) (a “Change in the Company Recommendation”) and/or (ii) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, but, in each case, only if:

(v)	such Acquisition Proposal did not result from a material breach by the Company of this Section 6.1;

(w)	the Company has complied in all material respects with this Section 6.1, including Section 6.1(c);

(x)	the Company Board shall have first provided prior written notice to the Buyer that it is prepared to effect a Change in the Company Recommendation with respect to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to such Superior Proposal; and

(y)	the Buyer does not make, within two Business Days after the receipt of such notice, a proposal that the Company Board determines in good faith, after consultation with its financial adviser, is at least as favorable to the shareholders of the Company as such Superior Proposal.

     Prior to taking any action permitted by the preceding sentence and following receipt of a confidentiality agreement executed by Buyer, the Company shall promptly (but in any event at least two Business Days prior to taking such action) notify Buyer in writing of any such action it proposes to take. The Company agrees that, during the two Business Day period prior to effecting a Change in the Company Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement, the Company and its Representatives shall negotiate in good faith with the Buyer and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement that are proposed by the Buyer.

          (c) Notices to the Buyer. The Company shall as promptly as reasonably practicable (but in any event within the lesser of one full Business Day and 48 hours) provide oral and written notice to the Buyer of receipt by the Company of any Acquisition Proposal, and the material terms and conditions of any such Acquisition Proposal and the identity of the person making any such Acquisition Proposal, and shall keep the Buyer reasonably informed of any material modifications or material developments with respect to such Acquisition Proposal, including without limitation, either copies of all written Acquisition Proposals, including draft agreements or term sheets, or summaries of the material terms thereof. Prior to taking any action permitted by Section 6.1(a) and following receipt of a confidentiality agreement executed by the Buyer, the Company shall promptly (but in any event at least one Business Day prior to taking such action) notify the Buyer in writing of any such action it proposes to take with respect to such Acquisition Proposal.

          (d) Certain Permitted Disclosure. Nothing contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its shareholders a position with respect to a tender or exchange offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any required disclosure to the Company’s shareholders if the Company Board determines in good faith, after consultation with outside counsel, that such action is necessary for the Company Board to comply with its fiduciary obligations under applicable law; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (i) recommend that the shareholders of the Company tender or exchange their shares of Company Common Stock in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withhold, withdraw or modify in a manner adverse to Buyer the Company Board’s recommendation with respect to the Merger or the Company Voting Proposal, unless in each case the requirements of this Section 6.1 shall have been satisfied.

          (e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and shall request that all confidential information previously furnished to any such third parties be promptly returned or destroyed.

          (f) Third Party Standstill Agreements. During the Pre-Closing Period, the Company shall not terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which the Company is a party (other than involving Buyer or its Affiliates and except as permitted by Section 6.1(a)). During such period, the Company agrees to use reasonable efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, seeking injunctions to prevent any breaches of such agreements to enforce specifically the terms and provisions thereof in a court in the United States or any state thereof having jurisdiction.

          (g) Definitions. For purposes of this Agreement:

     “Acquisition Proposal” means (i) any proposal or offer (A) relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the Company or any of its Subsidiaries, (B) for the issuance by the Company of 20% or more of its equity securities or (C) to acquire in any manner, directly or indirectly, in a single transaction or a series of related transactions, 20% or more of the capital stock or assets of the Company or any of its Subsidiaries (on a consolidated basis), (D) to acquire, directly or indirectly, in a single transaction or a series of related transactions, assets of the Company and its Subsidiaries having a fair market value equal to 20% or more of the Company’s consolidated assets or (E) any public announcement of an agreement, proposal or plan to do any of the foregoing, in each case other than the transactions contemplated by this Agreement or (ii) any written inquiry with respect to, any oral inquiry to which the Company or its representatives have responded with respect to, or any other oral inquiry that might reasonably be expected to lead to, any proposal or offer described in the foregoing clause (i).

     “Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, 100% of the equity securities or a assets of the Company having a fair market value equal to 50% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, which the Company Board determines in its good faith judgment to be (i) on terms more favorable to the holders of Company Common Stock and Company Series B Preferred Stock from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any alteration to the terms of this Agreement agreed to in writing by Buyer), (ii) reasonably capable of being completed in a timely manner on the terms proposed, taking into account all financial, regulatory, antitrust, legal and other aspects of such proposal (including without limitation the likelihood of obtaining necessary financing), and (iii) to the extent the Company Board determines in good faith that financing is material to such proposal, accompanied by one or more financing commitment letters or without a financing condition.

     6.2 Proxy Statement.

     As soon as reasonably as practicable after the execution of this Agreement, the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement. Subject to Section 6.1(b), the Company, acting through the Company Board, shall include in the Proxy Statement (or any supplement thereto filed pursuant to this Section 6.2) the unanimous (of those directors that were present) recommendation of the Company Board that the shareholders of the Company vote in favor of the Merger and the adoption of this Agreement (the “Company Recommendation”). The Company shall respond to any comments of the SEC or its staff and shall cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Provided that there shall have been no Change in the Company Recommendation pursuant to Section 6.1(b), the Company shall use commercially reasonable efforts to obtain the Required Company Shareholder Vote. The Company shall use commercially reasonable efforts to cause all documents that the Company is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. The Buyer shall use commercially reasonable efforts to provide, or to cause to be provided, to the Company for inclusion in the Proxy Statement and any amendments or supplements thereto all information regarding the

Buyer and its Affiliates that may be required by applicable law and the rules and regulations promulgated thereunder to be so included. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement. Notwithstanding the foregoing, the Company shall not file with the SEC or mail to its shareholders the Proxy Statement, any amendment thereto, any other soliciting material or any such other documents without providing the Buyer a reasonable opportunity to review and comment on such documents.

     6.3 Nasdaq Quotation.

     The Company agrees to use commercially reasonable efforts to cause the continued trading and quotation of the Company Common Stock on The Nasdaq Stock Market during the term of this Agreement.

     6.4 Access to Information.

     During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer’s officers, employees, accountants, counsel, financing sources and other Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, personnel and records as the Buyer shall request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (y) all other information concerning its business, finances, operations, properties, assets and personnel as the Buyer may reasonably request, in each case, subject to any restrictions contained in the Confidentiality Agreements; provided, further, that the foregoing shall not require the Company to permit any inspection or disclose any information that, in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or otherwise privileged information. The Buyer will hold, and instruct all such officers, employees, accountants, counsel, financing sources and other Representatives to hold, any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement.

     6.5 Stockholders Meeting.

     Subject to fiduciary obligations under applicable law, the Company, acting through the Company Board, shall take all actions in accordance with applicable law, the Company Charter Documents and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company

Meeting for the purpose of considering and voting upon the Company Voting Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s shareholders or, if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting.

     6.6 Legal Requirements.

          (a) Subject to the terms hereof, including Section 6.6(b), each of the Company and the Buyer shall, and the Company shall cause its Subsidiaries to, each use their commercially reasonable efforts to:

               (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable (and the Company shall use its commercially reasonable efforts to obtain prior to Closing such written consents and authorizations of the parties to the Contracts identified on Schedule 3.3(b) as requiring a consent or other authorization by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby);

               (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

               (iii) as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law; and

               (iv) contest any legal proceeding relating to the Merger or the other transactions contemplated by this Agreement; and

               (v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and the Buyer shall cooperate with each other in connection with the making of all such filings. The Company and the Buyer shall each use their commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

          (b) The Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals prepared for submission to a government agency in connection with an antitrust filing relating to the Merger and made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Notwithstanding anything in this Agreement to the contrary, (i) Buyer shall not be required to agree to any consent decree or order in connection with any objections raised by the Federal Trade Commission or Department of Justice or any other governmental agency or authority or third party with respect to the transactions contemplated by this Agreement and (ii) neither Buyer nor its Affiliates shall be obligated to agree to divest or hold separate all or any portion of the assets or businesses of the Company and its subsidiaries or any of their other assets or businesses.

     6.7 Public Disclosure.

     Prior to the Closing, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated by this Agreement without the prior written approval of the other party, (i) except as may be required by law or the rules and regulations of The Nasdaq Stock Market or in connection with the enforcement of this Agreement, in which case the parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release in advance of publication or (ii) except in connection with the exercise of the Company’s rights pursuant to Section 6.1 of this Agreement. Any press release announcing the execution of this Agreement or the Closing shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer, and the Buyer and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

     6.8 Indemnification.

          (a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Buyer and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the CGCL for officers and directors of California corporations and to the fullest extent set forth in the indemnification agreements between the Company and such directors or officers and in effect on the date hereof set forth in Section 6.8 of the Company Disclosure Schedule. Each Indemnified Party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation within ten (10) Business Days of receipt by the Buyer or the Surviving Corporation from the Indemnified Party of a request therefore; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the CGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Notwithstanding the foregoing, if any claim, action, suit, proceeding or investigation is made against any Indemnified Party prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.8(a) shall continue in effect until the final disposition thereof.

          (b) The Articles of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company Charter Documents, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Company, unless such amendment, modification or repeal is required by applicable law after the Effective Time.

          (c) For six (6) years following the Effective Time, the Surviving Corporation shall maintain, and the Buyer shall cause the Surviving Corporation to maintain, “tail” or other insurance policies (the “D&O Tail”) with respect to directors’, officers’ and fiduciaries’ liability insurance covering matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) in an amount and scope at least as favorable as the coverage applicable to directors, officers and fiduciaries of the Company as of the date hereof under the Company’s directors’ and officers’ liability insurance policy; provided that if such “tail” or other insurance policies are not available at a cost not greater than 200% of the annual premiums paid as of the date hereof under such policy (the “Insurance Cap”) (which premium the Company hereby represents and warrants is as set forth on Section 6.8(c) of the Company Disclosure Schedule), then the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap.

          (d) The Buyer and the Surviving Corporation shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 6.8 in connection with their enforcement of their rights provided in this Section 6.8; provided that the Indemnified Party must provide a written undertaking to repay all expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification.

          (e) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current or former officers and directors of the Company charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

          (f) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation shall assume and succeed to all the obligations set forth in this Section 6.8.

          (g) The Buyer shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.8.

     6.9 Notification of Certain Matters.

     During the Pre-Closing Period, the Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger and the other transactions contemplated by this Agreement.

     6.10 Exemption from Liability Under Section 16.

     Prior to the Closing, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) under such rule resulting from the transactions contemplated by Articles I and II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

     6.11 Employee Stock Purchase Plan.

     As of the Effective Time, the Employee Stock Purchase Plan shall be terminated. The current Offering Period under the Employee Stock Purchase Plan shall terminate on August 15, 2005. Prior to such time, the Company shall take such actions as shall be necessary to suspend the operation of the Employee Stock Purchase Plan for the period beginning on August 16, 2005 and extending until at least the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with the terms of Section 8.1. During the period of suspension, the Company will accept no further employee contributions under the Employee Stock Purchase Plan.

     6.12 Employee Compensation.

     Except as may otherwise be agreed between the Buyer and any employee of the Company, for the three-month period immediately following the Effective Time, the Buyer shall use commercially reasonable efforts to provide to each of its employees and employees of the Surviving Corporation or their respective subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the

Effective Time (“Continuing Employees”) a base salary that is no less than the base salary of such Continuing Employee immediately prior to the Effective Time.

     6.13 Accrued Personal, Sick or Vacation Time.

     With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, if the Buyer deems it necessary to disallow any such Continuing Employee from taking such accrued personal, sick or vacation time, the Buyer shall, to the extent required by law, cause the Surviving Corporation to pay in cash to each such Continuing Employee an amount equal to such personal, sick or vacation time; and provided, further, that the Buyer shall, to the extent required by law, cause the Surviving Corporation to pay in cash an amount equal to such accrued personal, sick and vacation time to any Continuing Employees whose employment terminates for any reason subsequent to the Effective Time.

     6.14 Service Credit.

     Following the Effective Time, the Buyer shall, to the extent permitted by any Surviving Corporation Employee Plan or underlying insurance or service provider, use commercially reasonable efforts to cause the Surviving Corporation to give each Continuing Employee full credit for prior service with the Company or its Subsidiaries (and to the extent credited by the Company or its Subsidiaries, with any prior employer) for purposes of (a) eligibility and vesting under any Surviving Corporation Employee Plans (as defined below) and (b) determination of benefit levels under any Surviving Corporation Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, the Buyer shall, to the extent permitted by any Surviving Corporation Employee Plan or underlying insurance or service provider, use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable Company Employee Plan of the Surviving Corporation and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Surviving Corporation Employee Plan” means, to the extent applicable, and other than a Company Employee Plan, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written plan providing severance benefits or paid time off, for the benefit of, or relating to, any Continuing Employee.

     6.15 401(k) Plan.

     At the Buyer’s request, prior to the Effective Time, the Company’s Board of Directors shall adopt resolutions terminating the Aspect Communications Corporation Savings and Retirement Plan (the “401(k) Plan”) effective immediately prior to the Effective Time. If terminated and following such termination, the Company shall make no further contributions to the 401(k) Plan (other than contributions which relate to compensation paid for services rendered on or prior to the date of the termination of the 401(k) Plan), all participants in the 401(k) Plan shall vest 100% in their respective account balances, and the plan administrator of the 401(k) Plan shall be authorized, but not directed, to apply for a favorable determination letter from the Internal Revenue Service with respect to the termination of the 401(k) Plan. Subject to Buyer’s approval, which approval shall be given within five Business Days following a request by the Company for such approval or which shall be deemed given at the end of such period absent explicit non-approval communicated prior to the end of the fifth Business Day, the Company shall be entitled to communicate prior to the Effective Time with the Continuing Employees regarding the effect of such plan termination.

     6.16 Resignations.

     The Company shall use commercially reasonable efforts to obtain and deliver to the Buyer at the Closing evidence reasonably satisfactory to the Buyer of the resignation, effective as of the Effective Time, of all directors of the Company and each of its Subsidiaries.

     6.17 Financing.

          (a) The Buyer shall, at the Buyer’s expense, use commercially reasonable efforts to (i) fully satisfy in all material respects, on a timely basis, all terms, conditions, representations and warranties set forth in the Commitment Letters and (ii) enforce its rights under the Commitment Letters. The Buyer shall use commercially reasonable efforts to enter into definitive agreements with respect to the Financings contemplated by the Commitment Letters on terms and conditions no less favorable to the Buyer than the Commitment Letters as soon as reasonably practicable but in any event at the Closing. The Buyer will furnish correct and complete copies of such executed definitive agreements to the Company promptly upon request by the Company. At the Company’s request, the Buyer shall keep the Company reasonably informed with respect to all material activity concerning the status of the Financings contemplated by the Commitment Letters and shall give the Company prompt notice of any material adverse change with respect to such Financings. Without limiting the foregoing, the Buyer agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time prior to the Closing Date (i) any Commitment Letter shall expire or be terminated for any reason or (ii) any financing source that is a party to any Commitment Letter notifies the Buyer that such source no longer intends to either provide or underwrite financing to the Buyer on the material terms set forth therein. Other than in connection with this Agreement, the Buyer shall not, and shall cause Buyer Parent and such entity’s direct and indirect subsidiaries not to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition (including the disposition of any capital stock of any Buyer Subsidiary), lease, contract or debt or equity financing, that would reasonably be expected to materially impair, delay or prevent the Buyer’s obtaining of the Financing contemplated by any Commitment Letter. The Buyer shall not amend or alter, or agree to amend or alter, (i) the Equity Commitment Letter in any manner adverse to the Company without the prior written consent of the Company or (ii) any Debt Commitment Letter in any manner that would materially impair or delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company. If any Commitment Letter shall be terminated or modified in a manner materially adverse to the Buyer for any reason, the Buyer shall use commercially reasonable efforts to (i) obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as contemplated by such Commitment Letter as originally issued; (ii) enter into definitive agreements with respect to such new financing; and (iii) obtain funds under such agreements to the extent necessary to consummate the transactions contemplated by this Agreement; provided that the Buyer shall be under no obligation to obtain or seek to obtain any financing commitment containing terms or funding conditions less favorable to the Buyer or the Merger Sub than those included in such Commitment Letter (as determined in the Buyer’s good faith and reasonable discretion). In the event that, after use of Buyer’s commercially reasonable efforts, Buyer is unable to obtain such new financing as described in the immediately preceding sentence, then the Company may, in its sole discretion, propose an alternative new financing that provides for at least the same amount of financing as contemplated by the Commitment Letters as originally issued on terms that are not less favorable to the Buyer and its Affiliates than those set forth in the Commitment Letters as originally issued (as determined in the Buyer’s good faith and reasonable discretion), and Buyer shall use commercially reasonable efforts to enter into definitive agreements with respect to such alternative new financing and obtain funds under such agreements to the extent necessary to consummate the transactions contemplated by this Agreement. In the event that a new Debt Commitment Letter is executed in accordance with this Section 6.17, then such new Debt Commitment Letter shall be the “Debt Commitment Letter” for purposes of this Agreement.

          (b) The Company agrees to provide the Buyer with such cooperation in connection with the arrangement of the financings contemplated by the Commitment Letters as may be reasonably requested by the Buyer, including (i) participation in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies, (ii) using commercially reasonable efforts to prepare business projections and financial statements (including pro forma financial statements), (iii) assisting the Buyer in preparing offering memoranda, private placement memoranda and similar documents, (iv) providing and executing documents as may reasonably be requested by the Buyer, including a certificate or certificates of the chief financial officer of the Company with respect to solvency and financial matters, (v) using commercially reasonable efforts to obtain surveys and title insurance as may be reasonably requested by the Buyer, and (vi) reasonably facilitating the pledge of collateral. The Company shall also use commercially reasonable efforts to cause legal counsel to provide customary legal opinions and an independent auditor of the Company to provide any unqualified opinions, consents or customary comfort letters with respect to its financial statements. The Company shall allow the Buyer’s representatives the opportunity to review and comment upon any such financial statements (including pro forma financial statements) in draft form and to allow such representatives access to the Company and supporting documentation with respect to the preparation of such financial statements and the independent auditors’ work papers relating to such financial statements. Notwithstanding the foregoing, (i) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Commitment Letters prior to the Effective Time (unless such fee or liability is subject to the immediately succeeding sentence or such commitment fee or liability is conditional on the occurrence of the Effective Time). The Buyer shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and fees and expenses of counsel incurred by the Company or any of its Subsidiaries in connection with such cooperation to the extent such actions shall have been requested by the Buyer.

          (c) The Company shall use commercially reasonable efforts to make its cash and cash equivalents and the cash and cash equivalents of its domestic and foreign Subsidiaries available for deposit into the Exchange Fund at or prior to the Closing. The parties acknowledge if the Company shall use its commercially reasonable efforts to take the actions set forth on Schedule 6.17(c), or use commercially reasonable efforts to cause such actions to be taken, then the Company shall be deemed to have exerted its commercially reasonable efforts for this purpose.

ARTICLE VII
CONDITIONS TO MERGER

     7.1 Conditions to Each Party’s Obligation to Effect the Merger.

     The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Company Voting Proposal shall have been approved and adopted at the Company Meeting, at which a quorum is present, by the Required Company Shareholder Vote.

          (b) HSR Act and Foreign Antitrust Laws. All mandatory waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and applicable foreign Antitrust Laws shall have expired or otherwise been terminated.

          (c) Governmental Approvals. Other than the filing of the Agreement of Merger, all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed or been obtained.

     7.2 Additional Conditions to Obligations of the Buyer and the Merger Sub.

     The obligations of the Buyer and the Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Merger Sub:

          (a) Representations and Warranties. (x) The Identified Company Representations shall be true and correct (except as provided in the last sentence of this Section 7.2(a) below) (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), and (y) all of the other representations and warranties of the Company set forth in this Agreement shall be true and correct without regard to any materiality or Company Material Adverse Effect qualifiers contained therein (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in the case of this clause (y), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and the Buyer shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect. For purposes of this Agreement, “Identified Company Representation” means any representation or warranty of the Company set forth in Section 3.2, Section 3.3, Section 3.19, Section 3.20, Section 3.22, Section 3.23, Section 3.24 or Section 3.25 (other than (A) changes in Section 3.2(a) relating to (I) the exercise of Company Stock Options granted on or prior to the close of business on June 30, 2005, (II) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options granted on or prior to the close of business on June 30, 2005, (III) the issuance of shares of Company Common Stock pursuant to the Employee Stock Purchase Plan, as in effect on the date hereof, (B) as to the change of control payments referenced in the first sentence of Section 3.25, inaccuracies in the amount set forth for such payments in the Company Disclosure Schedule as to agreements or arrangements in effect as of the date hereof in an amount not to exceed $500,000 in the aggregate, and (C) such unintentional inaccuracies in the Identified Company Representations (other than Section 3.25, which is addressed in clause (B) above) that would result in an increase in the aggregate Merger Consideration payable by the Buyer and the Merger Sub in an amount not to exceed $1,000,000, which amount shall be deemed to be in addition to the amount contemplated by clause (B) above as it relates to Section 3.25).

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

          (c) No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement (B) cause the transactions contemplated by this Agreement to be rescinded following consummation or (C) impose material limitations on the ability of Buyer effectively to exercise full rights of ownership of all shares of the Surviving Corporation; provided, however, that each of the Buyer and the Merger Sub shall have used reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any order or injunction that may be entered.

          (d) Company Cash Deposit. The Company shall have deposited in the Exchange Fund all available cash of the Company and its Subsidiaries (which, for this purpose, shall be deemed only to refer to cash of the Company that is located in the United States as of the Closing or that has been repatriated to the United States as of the Closing and is reasonably available, after taking into account the reasonable near term business needs of the Company and the need to fund the payments contemplated by Section 2.3(b), for deposit into the Exchange Fund, and shall be calculated after payment of all Expenses of the Company and its Subsidiaries and the D&O Tail), which amount shall be not less than $125,000,000.

          (e) Certified Copies. At the Closing, the Company shall deliver a certificate executed by the Secretary of the Company certifying as to (i) the resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by the Company’s shareholders adopting this Agreement and (iii) the articles of incorporation and the By-laws of the Company as then in effect immediately prior to the Effective Time.

          (f) Optionholder Acknowledgements. The holders of Company Stock Options identified in Section 7.2 of the Company Disclosure Schedule shall have executed and delivered to the Company an acknowledgement of the cancellation of such holder’s Company Stock Options in the form attached hereto as Exhibit A.

          (g) Dissenters. No holder of outstanding Company Series B Preferred Stock and the holders of not more than 20% of the outstanding Company Common Stock as of immediately prior to the Effective Time shall have made, and not withdrawn, written demand on the Company for the purchase of their shares of Company capital stock in connection with the Merger in compliance with the requirements of Chapter 13 of the CGCL.

     7.3 Additional Conditions to Obligations of the Company.

     The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. The representations and warranties of the Buyer and the Merger Sub set forth in this Agreement shall be true and correct (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect; and the Company shall have received a certificate signed on behalf of the Buyer by an officer of the Buyer to such effect.

          (b) Performance of Obligations of the Buyer and the Merger Sub. The Buyer and the Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by an officer of the Buyer to such effect.

          (c) No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation; provided, however, that the Company shall have used reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any order or injunction that may be entered.

ARTICLE VIII

TERMINATION AND AMENDMENT

     8.1 Termination.

     This Agreement may be terminated at any time prior to the Effective Time (whether before or after the Company Meeting) (with respect to Sections 8.1(b) through 8.1(h), by written notice by the terminating party to the other party specifying the provision hereof pursuant to which such termination is effected and the concurrent payment of any amount required to be paid concurrently by Section 8.3):

          (a) by mutual written consent of the Buyer, the Merger Sub and the Company; or

          (b) by either the Buyer or the Company if the Merger shall not have been consummated by December 31, 2005 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of the failure of the Merger to occur on or before the Outside Date; and provided further that if at the time either the Buyer or the Company shall determine to terminate this Agreement pursuant to this Section 8.1(b) all of the conditions set forth in Section 7.1 and, in the case of an attempted termination by the Company, Section 7.2, and, and in the case of an attempted termination by the Buyer, Section 7.3, shall have been satisfied, the right of the Buyer or the Company, as the case may be, to terminate this Agreement pursuant to this Section 8.1(b) shall, as a condition to such termination, require five Business Days notice by the terminating party to the non-terminating party and the opportunity for the non-terminating party take such steps as shall be necessary to consummate the Merger within such five-Business Day period);

          (c) by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that the party seeking to terminate this Agreement pursuant to this paragraph (c) shall have used reasonable efforts to prevent the occurrence of and to remove such order, decree or ruling;

          (d) by either the Buyer or the Company if at the Company Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Shareholder Vote in favor of the adoption of the Company Voting Proposal shall not have been obtained;

          (e) by the Company pursuant to and in compliance with Section 6.1;

          (f) by the Buyer, if the Company Board shall have effected a Change in the Company Recommendation;

          (g) by the Buyer, if it is not in material breach of its obligations under this Agreement, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement or any such representation or warranty has become untrue or inaccurate, in any case which (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach, failure to perform or inaccuracy from the Buyer or which by its nature or timing cannot reasonably be cured by the Outside Date; or

          (h) by the Company, if it is not in material breach of its obligations under this Agreement, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Merger Sub set forth in this Agreement or any such representation or warranty has become untrue or inaccurate, in any case which (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the Buyer of written notice of such breach, failure to perform or inaccuracy from the Company or which by its nature or timing cannot reasonably be cured by the Outside Date.

     8.2 Effect of Termination.

     In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Merger Sub or their respective officers, directors, shareholders or Affiliates under this Agreement; provided that:

          (a) any such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination; and

          (b) the provisions of Sections 5.2 (Confidentiality) and 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

     8.3 Fees and Expenses.

          (a) Except as set forth in Sections 8.3(c) and 8.3(e), all Expenses shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. For purposes of this Agreement, “Expenses” means all out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, proxy solicitors, exchange agents, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

          (b) If this Agreement is terminated (i) by the Company pursuant to Section 8.1(e), or (ii) by the Buyer pursuant to Section 8.1(f), then concurrently with any such termination of this Agreement, the Company shall pay to the Buyer an amount equal to $32,500,000 (the “Company Termination Fee”).

          (c) If this Agreement is terminated by either the Buyer or the Company pursuant to Section 8.1(d), then immediately following such termination, the Company shall pay the Buyer and the Merger Sub for their reasonably incurred Expenses in an aggregate amount not to exceed $5,000,000. If this Agreement is terminated by either the Buyer or the Company pursuant to Section 8.1(d), and (i) at any time after the date of this Agreement and prior to the Company Meeting, an Acquisition Proposal that appears to have been bona fide shall have been publicly disclosed, announced or commenced and not withdrawn at the time of the Company Meeting and (ii) within twelve (12) months after the date on which this Agreement shall have been so terminated, the Company shall enter into any binding definitive agreement providing for an Acquisition Transaction or shall consummate an Acquisition Transaction, then, within two Business Days following the execution by the Company of such definitive agreement or the consummation of the Acquisition Transaction, as the case may be, the Company shall pay to the Buyer an amount equal to $27,500,000. For purposes of this Section 8.3(c), “Acquisition Transaction” means any transaction or series of transactions involving: (A) an acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries having a fair market value equal to 50% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole; (B) a direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 50% or more of the voting power of the Company; (C) a tender offer or exchange offer that if consummated would result in any person or entity beneficially owning 50% or more of the voting power of the Company; or (D) a merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the

Company in which the equity interests held in the Company and retained following such transaction, or issued to or otherwise received in such transaction, by the shareholders of the Company immediately preceding the consummation of such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof.

          (d) If this Agreement is terminated (i) by the Company pursuant to Section 8.1(h) by reason of the breach of any of the representations set forth in Sections 4.3, 4.4, 4.5 or 4.9 or by reason of the Buyer’s failure to perform its obligations pursuant to Section 6.17, or (ii) by either the Buyer or the Company pursuant to Section 8.1(b) and, for purposes of clause (ii), at the time of such termination, the conditions set forth in Section 7.1 and Sections 7.2(a), 7.2(b), 7.2(c) and 7.2(g)shall have been satisfied and at such time the Company shall be capable of satisfying the condition set forth in Section 7.2(d), then, in the case of a termination by the Buyer under clause (ii), currently with such termination, and in the case of a termination by the Company under either clause (i) or (ii), within two Business Days following the date of such termination, the Buyer shall pay to the Company an amount equal to $32,500,000.

          (e) If this Agreement is terminated by the Buyer pursuant to Section 8.1(g), then within two Business days following the date of such termination the Company shall pay the Buyer and the Merger Sub for their reasonably incurred Expenses in an aggregate amount not to exceed $5,000,000.

          (f) All amounts payable by the Company or the Buyer, as the case may be, pursuant to Sections 8.3(b), 8.3(c), 8.3(d) or 8.3(e) shall be paid in cash and in immediately available funds to such bank account as the recipient party may designate in writing to the paying party.

          (g) The parties agree that the agreements contained in Section 8.3(b), 8.3(c), 8.3(d) and 8.3(e) and the payments contemplated thereby are an integral part of the transactions contemplated by this Agreement and that such payments represent the damages that the party receiving the payment will incur if the conditions giving rise to such payments shall occur and constitute liquidated damages and not a penalty and represent the exclusive remedy of the parties in the circumstances contemplated by such payment events; provided, however, that the foregoing limitations shall not be applicable or have any effect in the case of a termination of this Agreement by reason of a willful breach by the Buyer or the Merger Sub, one the one hand, or the Company, on the other, of a representation or warranty hereunder or a willful failure of the Buyer or the Merger Sub, on the one hand, or the Company, on the other, to perform their respective obligations under this Agreement, in which event the parties expressly agree that the payments contemplated by Section 8.3(d) and 8.3(e), as the case may be, shall not be deemed liquidated damages and shall serve as payments towards, and not in lieu of, any other damages and legal remedies that may be available to, or asserted by, the Company against the Buyer and its Affiliates, or the Buyer against the Company, as the case may be, in such circumstances.

     8.4 Amendment.

     This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after receipt of the Required Company Shareholder Vote in favor of the adoption of the Company Voting Proposal, but, after receipt of any such Required Company Shareholder Vote, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.5 Extension; Waiver.

     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

     9.1 Nonsurvival of Representations, Warranties and Agreements.

     None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8, 6.12, 6.13 and 6.14 and Article IX.

     9.2 Notices.

     All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a) if to the Buyer or the Merger Sub, to :

Concerto Software, Inc.
6 Technology Park Drive
Westford, MA 01886
Attn: Chief Executive Officer and General Counsel
Telecopy: (978) 952-0795

and

Golden Gate Private Equity, Inc.
One Embarcadero Center
San Francisco, CA 94111
Attn: Prescott Ashe
Telecopy: (415) 627-4501

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 California Street, 27th Floor
San Francisco, CA 94104
Attn: Jeffrey C. Hammes

Stephen D. Oetgen
Telecopy: (415) 439-1500

If to the Company, to:

Aspect Communications Corporation
1320 Ridder Park Drive
San Jose, California 95131
Attn: Chief Executive Officer
Telecopy: (408) 325-4832

with a copy (which shall not constitute notice) to:

Aspect Communications Corporation
1320 Ridder Park Drive
San Jose, California 95131
Attn: General Counsel

Telecopy: (408) 325-4832

and

Heller Ehrman LLP
275 Middlefield Road
Menlo Park, California 94025
Attn: Jon E. Gavenman
Telecopy: (650) 324-0638

          Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

     9.3 Entire Agreement.

     This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement (except for the stand-still provisions set forth therein) shall remain in effect in accordance with its terms until the Effective Time.

     9.4 No Third Party Beneficiaries.

     Except as provided in Sections 6.8 (Indemnification), 6.12 (Employee Compensation), 6.13 (Accrued Personal, Sick or Vacation Time) and 6.14 (Service Credit), this Agreement is not intended, and shall not be deemed, to (i) confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, (ii) create any agreement of employment with any person or (iii) otherwise create any third-party beneficiary hereto.

     9.5 Assignment.

     Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that notwithstanding the foregoing, each of the Buyer and the Merger Sub may, without the consent of the Company, assign its rights, interests and obligations under this Agreement (a) to any of their respective Affiliates, so long as the Buyer and the Merger Sub shall remain primarily obligated with respect any such delegated obligation, or (b) for collateral security purposes to any lender providing financing to the Buyer, the Merger Sub or any of their Affiliates. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

     9.6 Severability.

     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

     9.7 Counterparts and Signature.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

     9.8 Interpretation.

     When reference is made in this agreement to an article or a section, such reference shall be to an article or section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

     9.9 Governing Law.

     This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of California.

     9.10 Remedies.

     Except as otherwise provided herein (including as provided in Section 8.3(g)), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce (without the posting of a bond or other security) specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.11 Submission to Jurisdiction.

     Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the courts of the State of California in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

     9.12 WAIVER OF JURY TRIAL.

     EACH OF THE BUYER, THE MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

     9.13 Knowledge of the Company.

     For all purposes of this Agreement, the phrase “to the knowledge of the Company” shall mean the actual knowledge of those individuals set forth in Section 9.13 of the Company Disclosure Schedule.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Buyer, the Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CONCERTO SOFTWARE, INC.

By:

Name:

Title:

ASCEND MERGER SUB, INC.

By:

Name:

Title:

ASPECT COMMUNICATIONS CORPORATION

By:

Name:

Title:

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